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                                                                      EXHIBIT 99

                          [FORTUNE BRANDS LETTERHEAD]

CONTACT:
MEDIA RELATIONS:              INVESTOR RELATIONS:
CLARKSON HINE                 ANTHONY J. DIAZ
(847) 484-4415                (847) 484-4410


                           FORTUNE BRANDS CABINET UNIT
                    COMPLETES ACQUISITION OF THE OMEGA GROUP
            COMPANY ADDS TO MOMENTUM IN CABINET SEGMENT WITH EXPANDED
        CUSTOMER BASE & OMEGA'S EXPERTISE IN COMPLEMENTARY CABINET LINES

Lincolnshire, IL, April 12, 2002 - Fortune Brands, Inc. (NYSE: FO), the consumer products company, today announced that its home products business has completed the $538 million acquisition of kitchen and bath cabinet manufacturer The Omega Group.

Primarily a supplier of custom, semi-custom and frameless semi-custom cabinetry to kitchen and bath dealers, The Omega Group will enhance the ability of Fortune Brands' cabinet business to compete in the highly fragmented dealer channel, the industry's largest channel of distribution. In 2001, The Omega Group held the fourth largest position in the North American cabinet market with net sales of $325 million. Including The Omega Group, Fortune Brands' MasterBrand Cabinets unit (MBCI) expects to strengthen its number two position in the marketplace with total cabinet sales surpassing $1.1 billion on an annualized basis. The acquisition adds the Omega, Kitchen Craft and Home Crest brands to a portfolio of premier cabinet brands that includes Aristokraft, Schrock, Diamond, Decora and Kitchen Classics.

"The Omega Group joins the Fortune Brands family at a time of strong momentum for our Home & Hardware business," said Fortune Brands' Chairman & Chief Executive Officer Norm Wesley. "So far in 2002, we've seen robust internal sales growth in cabinets, we've been selected by The Home Depot to supply its entire line of Thomasville brand cabinetry, and now we're accelerating our momentum by adding the complementary strengths of The Omega Group with its top-tier customer base and core expertise in custom and frameless semi-custom cabinetry."

"The Omega Group is a perfect fit, and reflects our strategic commitment to positioning our businesses for stronger growth and higher returns," Wesley added. "We made dramatic strategic progress in our Spirits & Wine business in 2001, and this is another strategic initiative that we expect will deliver attractive returns and excellent value for our shareholders. We're targeting that this high-return acquisition will add 8 to 10 cents of earnings per share in 2002 with even greater benefits in the years ahead," Wesley added.

Fortune Brands also announced plans to eliminate Omega's outstanding public debt. Accordingly, Omega currently intends to exercise its option to redeem the outstanding



                                     (more)
                              www.fortunebrands.com

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FORTUNE BRANDS' CABINET UNIT COMPLETES ACQUISITION OF THE OMEGA GROUP, PAGE 2


10 1/2% senior subordinated notes due 2007, totaling $100 million, in June of this year.

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Fortune Brands, Inc. is a consumer products company with annual sales exceeding
$5 billion. Its operating companies have premier brands and leading market positions in home and hardware products, office products, golf equipment and spirits and wine. Home and hardware brands include Moen faucets, Aristokraft and Schrock cabinets, Master locks and Waterloo tool storage sold by units of MasterBrand Industries, Inc. Major spirits and wine brands sold by units of Jim Beam Brands Worldwide, Inc. include Jim Beam and Knob Creek bourbons, DeKuyper cordials, The Dalmore single malt Scotch, Vox vodka and Geyser Peak and Canyon Road wines. Acushnet Company's golf brands include Titleist, Cobra and FootJoy. Office brands include Day-Timer, Swingline, Kensington and Wilson Jones sold by units of ACCO World Corporation. Fortune Brands, headquartered in Lincolnshire, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index.

To receive company news releases by e-mail, please visit WWW.FORTUNEBRANDS.COM.

                                      * * *

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, foreign exchange rate fluctuations, changes in interest rates, competitive product and pricing pressures, trade consolidations, the impact of excise tax increases with respect to distilled spirits, regulatory developments, the uncertainties of litigation, changes in golf equipment regulatory standards, the impact of weather, particularly on the home products and golf brand groups, expenses and disruptions related to shifts in manufacturing to different locations and sources, challenges in the integration of acquisitions and joint ventures, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

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